Global Payments Expands Financing Capacity
to $2.25 Billion to Support Strategic Initiatives

ATLANTA, March 3, 2014 - Global Payments Inc. (NYSE: GPN), one of the largest worldwide providers of payment solutions, announced today the closing of a five-year senior unsecured $1.25 billion term loan facility and $1 billion revolving credit facility arranged by Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc., PNC Capital Markets LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and TD Securities (USA) LLC.
The proceeds from the term loan will be used to repay the outstanding balance of the existing revolver and to repay the outstanding balance of approximately $600 million on Global Payments’ existing term loan. The company intends to use the remaining capacity to support strategic growth initiatives, including acquisitions and ongoing share repurchases.
Global Payments' Senior Executive Vice President and Chief Financial Officer, David E. Mangum, said, "We are delighted to complete the refinancing and expansion of our existing term loan and revolver under improved terms. This allows us to take advantage of lower rates, and we now have over $1.3 billion of available debt capacity to pursue our growth and capital deployment strategies.”

About Global Payments
Global Payments Inc. is one of the largest worldwide providers of payment solutions for merchants, value added resellers, financial institutions, government agencies, multi-national corporations and independent sales organizations located throughout North America, South America, Europe and the Asia-Pacific region.  Global Payments, a Fortune 1000 company, offers a comprehensive line of solutions and services for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management.  Visit www.globalpaymentsinc.com for more information about the company and its services.

This announcement and comments made by Global Payments' management may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect on our results of operations of continued security enhancements to our processing system; foreign currency risks which become increasingly relevant as we expand internationally; the effect of current domestic and worldwide economic conditions, future performance and integration of acquisitions, and other risks detailed in our SEC filings, including the most recently filed Form 10-K. We undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor contact:	investor.relations@globalpay.com
Jane Elliott
770-829-8234

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